Exhibit 10.51
October 29, 2008
David Price, Chief Financial Officer
Cornerstone Biopharma Holdings, Inc.
2000 Regency Parkway Suite 255
Cary, NC 27518
Re:      Financial covenant letter for Cornerstone Biopharma Holdings, Inc.
Dear Mr. Price,
Paragon Commercial Bank (The Bank) approves the following financial covenant modifications for Cornerstone Biopharma Holdings, Inc.:
I.	Craig Collard’s majority ownership (54% — not including Family Trust ownership) will go to approximately 35% after the merger of Critical Therapeutics, Inc. and Cornerstone Biopharma Holdings, Inc.
•	Craig Collard must maintain Cornerstone Therapeutics, Inc (new merged entity) as his primary employer and he must hold an executive management level position (Chairman, CEO, President) in the company as long as the line of credit is in place.
II.	The Bank will allow the Carolina Pharmaceutical subordinated debt (approximately $8,952,000) to be turned into equity in the new merged entity and accrued interest (approximately $2,249,077) will be paid out to Carolina Pharmaceuticals which in turn will be paid to the individual owners.
All other covenants, terms, conditions, collateral and guarantees of the loan will remain the same.
Please feel free to contact me at my office phone number (919-534-7380) if I can be of further assistance.
Sincerely,
Brian K. Reid
Senior Vice President
Paragon Commercial Bank